EXHIBIT 3.2

                RESTATED ARTICLES OF INCORPORATION (AMENDMENTS)

                         CERTIFICATE OF AMENDMENT OF THE
                          ARTICLES OF INCORPORATION OF
                                  TEXOIL, INC.

        1.     The name of the corporation is Texoil, Inc. (the "CORPORATION".)

        2. The Board of Directors of the Corporation has adopted resolutions (i) proposing amendments to the Articles of Incorporation of the Corporation, (ii) declaring the advisability of such proposed amendments, and (iii) submitting the proposed amendments to the stockholders of the Corporation entitled to vote for the consideration thereof.

        3. The Articles of Incorporation of the Corporation, as amended, are hereby amended by deleting the language contained in Article 4 in its entirety and substituting the following therefore;

                                   "ARTICLE 4"

               The total number of shares that the Corporation shall have authority to issue is 60,000,000 common shares with a par value of $.01 per share and 10,000,000 preferred shares with a par value of $.01 per share.

               The shares of preferred stock authorized hereby may, when authorized for issuance by the Board of Directors of this Corporation, be issued in a series having such designations, powers, preferences, rights and limitations, and on such terms and conditions as the Board of Directors may from time to time determine including the rights, if any, of the holders thereof with respect to voting, dividends, redemption, liquidation and conversion.

               Any and all shares of the stock of this Corporation of any class shall be paid in as the Board of Directors may designate and as provided by law, in cash, real or personal property, option to purchase, or any other valuable right or thing, for the uses and purpose of the Corporation, and said shares of stock when issued in exchange therefore shall thereupon and thereby become and be fully paid, the same as though paid for in cash, and shall be nonassessable forever; and the judgment of the Board of Directors of the corporation concerning the value of the property, right or thing acquired in purchase or exchange for stock shall be conclusive. No stockholder shall, whether common or preferred, have any pre-emptive rights.

        4. The Corporation currently has a total of 50,000,000 shares of Common Stock authorized, of which 36,707,618 shares of Common Stock are outstanding and entitled to vote on the amendment herein. A total of 24,090,976 shares voted for this amendment, being a majority of the issued and outstanding shares. The Corporation has 10,000,000 shares of Series A Preferred stock authorized, of which none is issued and outstanding. The majority of the stockholders of the Corporation have adopted the amendment herein set forth by written consent in accordance with Section 78.320 of the Nevada Revised Statutes and Section 1.9 of the bylaws of the Corporation, as amended.

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        IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to the Articles of Incorporation of Texoil, Inc. to be executed by Frank A. Lodzinski, its President and Jerry M. Crews, its Secretary, this 27th day of May, 1998.

                                                   TEXOIL, INC.


                                                   /S/ FRANK A. LODZINSKI
                                                   Frank A. Lodzinski, President

ATTEST:

/S/ JERRY M. CREWS
Jerry M. Crews, Secretary

STATE OF TEXAS               )
COUNTY OF HARRIS             )

        The foregoing instrument was acknowledged before me, on the 27th day of May, 1998, by Frank A. Lodzinski, President, and Jerry M. Crews, Secretary, of Texoil, Inc., a Nevada corporation, on behalf of the corporation.


                                                   /S/ SHIRLEY R. DUDERSTADT
                                                   Notary Public in and for
                                                   The State of Texas

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